SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

Commission File Number: 000-49620

Cobalis Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	91-1868007 (I.R.S. Employer Identification No.)
2445 McCabe Way, Suite 150, Irvine, CA (Address of principal executive offices)	92614 (Zip Code)
(949) 757-0001 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Reference is made to the Forms 8-K filed by Cobalis Corp., a Nevada corporation (the “Registrant”) on December 27, 2006, February 23, 2007, and April 5, 2007 and August 1, 2007.

On August 1, 2007, the Registrant received an informal notice from YA Global Investments, L.P., formerly known as Cornell Capital Partners, LP (“Cornell Capital”) that Cornell Capital had filed a petition for involuntary bankruptcy proceedings pursuant to Chapter 7 on that same date with the U.S. Bankruptcy Court for the Central District of California, which seeks liquidation of the Registrant’s assets. Also on August 1, 2007, the Registrant received a copy of a file-stamped Chapter 7 petition confirming the notice provided by Cornell Capital. The petition alleges past due debts not less than $3,000,000.00 plus other amounts with regard to the convertible debentures entered into between the Registrant and Cornell Capital on December 20, 2006 and February 20, 2007. These debentures were attached as exhibits to the reports on Form 8-K filed by the Registrant on December 27, 2006 and February 23, 2007, respectively.

The Registrant is investigating the options of either contesting the petition, or electing to consent to a voluntary Chapter 11 proceeding, (re-organization), which would allow the Registrant to continue operating under supervision of the bankruptcy court. The breathing room provided under Chapter 11 would allow the Registrant to attempt to raise equity or debt financing to provide the necessary capital to reorganize its affairs. There is no guarantee that the Registrant will be permitted to proceed under Chapter 11 and, further, there is no guarantee that the Registrant will be successful in raising equity and/or debt financing sufficient to reorganize its affairs. If the Registrant is not able to successfully contest the petition or successfully file and finance a Chapter 11, the Registrant will likely be forced to cease operations.  As of the date of this report, no orders have been entered by this court, no receivers or other similar officers have been appointed, nor has the court assumed jurisdiction over the Registrant’s business.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cobalis Corp.

Date: August 6, 2007	By:	/s/ Gerald Yakatan
Name: Gerald Yakatan
Title: Chief Executive Officer

3